United States Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DYCOM INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
PROPOSAL 2 APPROVAL OF THE DYCOM INDUSTRIES, INC. ANNUAL INCENTIVE PLAN
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT AGREEMENTS
REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE PRESENTATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
PROPOSALS FOR YEAR 2005 ANNUAL MEETING OF SHAREHOLDERS
EXPENSES OF SOLICITATION
OTHER MATTERS
EXHIBIT A DYCOM INDUSTRIES, INC. AUDIT COMMITTEE CHARTER
EXHIBIT B DYCOM INDUSTRIES, INC. ANNUAL INCENTIVE PLAN

DYCOM INDUSTRIES, INC.

Wachovia Center, Suite 500
4440 PGA Boulevard
Palm Beach Gardens, Florida 33410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on November 23, 2004

TO OUR SHAREHOLDERS:

      The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, November 23, 2004, at the Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida. The Annual Meeting will be held for the following purposes:

1. To elect two directors;

2. To vote upon a proposal to approve the Company’s Annual Incentive Plan; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

      The Board of Directors has fixed the close of business on Friday, October 1, 2004, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

IMPORTANT

      Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted. If you attend the Annual Meeting, you may withdraw your completed proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael K. Miller
Secretary

November 3, 2004

DYCOM INDUSTRIES, INC.

Wachovia Center, Suite 500
4440 PGA Boulevard
Palm Beach Gardens, Florida 33410

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, NOVEMBER 23, 2004

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, November 23, 2004, at the Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m., local time, or at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

      Only shareholders of record at the close of business on October 1, 2004 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On October 1, 2004, the Company had 48,598,157 shares of common stock, par value $0.33 1/3, issued and outstanding. Each share of common stock entitles the holder thereof to one vote.

      A proxy card that is properly marked, signed, dated and returned in time for the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are indicated, each share of common stock represented by proxy will be voted for the election of the listed nominee directors and the approval of the Company’s Annual Incentive Plan.

      This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about November 3, 2004. Any shareholder giving a proxy has the power to revoke the proxy prior to its use. The proxy can be revoked by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Annual Meeting. Additionally, shareholders who attend the Annual Meeting may revoke a previously granted proxy and vote in person.

      The presence in person or by proxy of the holders of a majority of the common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. With the exception of the election of directors, which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting is required to approve any other proposals. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      A copy of the Company’s Annual Report to Shareholders, including financial statements for the fiscal years ended July 31, 2004 and July 26, 2003, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Articles of Incorporation provides that the Board of Directors shall be divided into three classes, with each director having a three year term and the number of directors in each class as equal as possible. Two director nominees have been nominated for election at the Annual Meeting. The nominees are Charles M. Brennan, III and Joseph M. Schell. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors at its October 12, 2004 meeting for submission to the Company’s shareholders. Charles M. Brennan, III and Joseph M. Schell are currently serving terms that expire at the Annual Meeting and have each been nominated for a three-year term expiring at the year 2007 Annual Meeting of the Shareholders. If any director nominees become unable to accept nomination or election, which is not anticipated, the persons acting under such proxies will vote for the election of such other person as the Board of Directors may recommend.

      The current size of the Board of Directors is seven with one current vacancy. As a result of a prior retirement of one of the Company’s directors, there currently exists one vacancy on the Company’s Board of Directors. The Board of Directors has not nominated an individual for election at the Annual Meeting to fill this vacancy. Pursuant to the Company’s Articles of Incorporation, a majority of the directors may nevertheless elect to fill this vacancy at any time in the future without shareholder approval, provided, however, that such director shall hold office only until the next annual meeting of shareholders. Notwithstanding the current vacancy on the Board of Directors, proxies may not be voted at the Annual Meeting for a greater number of persons than the number of nominees named herein.

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
		and Directorships in	Director	Meeting
Nominees for Election	Age	Public Companies	Since	For

Charles M. Brennan, III	62	Chairman and Chief Executive Officer of MYR Group, Inc. from 1989 to April 2000	2002	2007

		Director, DURA Automotive Systems, Inc. since August 2003

Joseph M. Schell	58	Chairman of Global Technology Investment Banking at Merrill Lynch & Co. from February 2000 to March 2002	1999	2007

		Independent financial consultant from March 1999 to January 2000

		Senior Managing Director and Director of Investment Banking at Montgomery Securities LLC from May 1985 to March 1999

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
Directors Whose Terms		and Directorships in	Director	Meeting
Continue Beyond the Meeting	Age	Public Companies	Since	For

Kristina M. Johnson	47	Dean, Pratt School of Engineering and Professor, Department of Electrical and Computer Engineering, Duke University since July 1999	2001	2005

		Professor, Electrical and Computer Engineering Department, University of Colorado, Boulder from May 1994 to June 1999

		Director, The AES Corporation since April 2004

		Director, Guidant Corporation since January 2004

		Director, Minerals Technologies, Inc. since May 2000

Tony G. Werner	47	Senior Vice President and Chief Technology Officer, Liberty Media Corporation since August 2001	2000	2005

		Senior Vice President of Strategic Technologies, Qwest Communications from May 2001 to August 2001

		President and Chief Executive Officer of Aurora Networks, Inc. from October 2000 to May 2001

		Executive Vice President and Chief Technology Officer of TCI Communications, Inc. and AT&T Broadband from July 1994 to October 2000

		Director, OpenTV Corp. since August 2002

Steven E. Nielsen	41	President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996	1996	2006

		Director, SBA Communications Corporation since November 2001

Stephen C. Coley	59	Management Consultant, McKinsey & Company, Inc. since July 1975	2003	2006

Recommendation of the Board of Directors

      The Board of Directors recommends that shareholders vote “FOR” the election of Charles M. Brennan, III and Joseph M. Schell as directors.

CORPORATE GOVERNANCE

      The Company is committed to sound corporate governance, and to full compliance with New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory and legal requirements. In furtherance of these goals the Board of Directors has adopted a Business Code of Conduct and Ethics, a Code of Ethics for Senior Financial Officers, and written charters for each of its Corporate Governance Committee, Compensation Committee and Audit Committee, all of which are available on the Company’s Internet website at www.dycomind.com. The Company periodically reviews these documents in light of corporate governance developments and modifies the documents as appropriate.

Board of Directors and Its Committees

      The Board of Directors held 10 meetings in the fiscal year ended July 31, 2004. All of the directors attended more than 75% of the aggregate number of meetings held by the Board of Directors and its respective committees on which they served.

      The Board of Directors has established five committees; an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Finance Committee.

      Audit Committee. The Audit Committee currently consists of Charles M. Brennan, III, Stephen C. Coley, Kristina M. Johnson and Joseph M. Schell. The principal function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee is also responsible for assisting the Board of Directors in the oversight of (1) the quality and integrity of the Company’s financial statements and related disclosures, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee met 5 times during fiscal 2004.

      The Board of Directors has reviewed and made the determinations required by the NYSE and the SEC regarding the independence of, and the financial acumen of, the members of the Audit Committee. In addition, the Board of Directors has determined that the Chairman of the Audit Committee, Charles M. Brennan, III, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes Oxley Act of 2002.

      Compensation Committee. The Compensation Committee currently consists of Stephen C. Coley, Kristina M. Johnson and Tony G. Werner. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee operates in accordance with a Compensation Committee Charter, a copy of which is available on the Company’s Internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. The principal functions of the Compensation Committee are to recommend to the Board of Directors the compensation of the Company’s officers; and to administer the Company’s equity-based and incentive compensation plans, policies and programs. The Compensation Committee met 4 times during fiscal 2004.

      Corporate Governance Committee. The Corporate Governance Committee currently consists of Stephen C. Coley, Joseph M. Schell and Tony G. Werner. The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent within the meaning of the NYSE

Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Corporate Governance Committee operates in accordance with a Corporate Governance Committee Charter, a copy of which is available on the Company’s Internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. The principal functions of the Corporate Governance Committee are to recommend to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-Laws; to recommend to the Board of Directors persons to fill vacancies on the Board; to recommend to the Board of Directors the appointment of officers of the Company; to recommend to the Board of Directors the appointment of its members to serve on the five committees of the Board of Directors; to periodically review the number and functions of the committees of the Board of Directors; to evaluate the performance of individual directors on an annual basis; to evaluate the performance of the Chief Executive Officer on an annual basis and submit its evaluation to the Compensation Committee; to review the independence of outside directors on an annual basis; to review management succession and development plans; to recommend the process and oversee the assessment of the Board of Directors’ evaluation of the Board of Directors’ performance; to develop and monitor compliance with a set of corporate governance guidelines; and to counsel the Board of Directors on other corporate governance matters. The Corporate Governance Committee met 4 times during fiscal 2004.

      Executive Committee. The Executive Committee currently consists of Charles M. Brennan, III, Kristina M. Johnson and Steven Nielsen. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during fiscal 2004.

      Finance Committee. The Finance Committee currently consists of Joseph M. Schell and Tony G. Werner. The principal functions of the Finance Committee are to set policy for short-term investments; to review borrowing arrangements; and to recommend changes in the capital structure and operating budget of the Company. The Finance Committee did not meet during fiscal 2004.

Board Independence

      In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors monitors the independence of its members on an ongoing basis using standards set forth in the guidelines. The guidelines reflect the requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the five non-management members of the Board of Directors, including the two director nominees, is independent and that such group constitutes a majority of the Company’s directors. Mr. Nielsen, who serves as the Company’s President and Chief Executive Officer, is not independent.

Code of Ethics for Senior Financial Officers

      The Company has adopted a Code of Ethics for Senior Financial Officers which is a code of ethics as that term is defined in Item 406(b) of Regulation S-K and which applies to its Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. The Code of Ethics for Senior Financial Officers is available on the Company’s Internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. The Company intends to satisfy the requirement under

Item 10 of Form 8-K regarding disclosure of an amendment to, or a waiver from, provisions of the Code of Ethics for Senior Financial Officers by posting such information on its website at the address specified above.

Executive Sessions of Non-Management Directors

      In accordance with the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The non-management directors periodically designate a director from among their group to preside at all such executive sessions.

Communications with the Board of Directors

      The Company has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s directors, the Company’s non-management directors as a group, a committee or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to Dycom Industries, Inc., c/o Michael K. Miller, General Counsel and Secretary, Suite 500, Wachovia Center, 4440 PGA Boulevard, Palm Beach Gardens, FL 33410. The Company’s Secretary is primarily responsible for monitoring director-related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided it meets certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing matters as well as complaints regarding violations of the Company’s Business Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers will be referred to the Company’s Audit Committee in accordance with the Company’s Whistleblower Policy and Procedures. Both the Internal Process for Handling Communications to Directors and the Whistleblower Policy and Procedures are available on the Company’s Internet website at www.dycomind.com.

Director Candidates

      Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-Laws. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, engagements of third-party search firms, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Corporate Governance Committee and the Board of Directors.

      In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience and conflicts of interest. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.

      The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Company’s Secretary in accordance with the instructions set forth later in this Proxy Statement under “Proposals for Year 2005 Annual Meeting of Shareholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Certain Relationships and Related Transactions

      Neither the Company nor any of its subsidiaries is engaged in any related party transaction with any director or executive officer of the Company, any nominee for director or any security holder known to the Company to own more than five percent of the Company’s common stock.

Director Compensation

      Directors who are employees of the Company do not receive fees for service on the Board of Directors or any committee of the Board of Directors. Non-employee directors receive an $18,000 annual fee for service. The Audit Committee chair receives an additional annual fee of $5,000 for service and each of the Corporate Governance Committee and Compensation Committee chairs receive an additional annual fee of $2,500 for their service. Non-employee directors receive a fee of $2,250 for each regular or special meeting of the Board of Directors attended in person, while the fee for telephonic meetings is $1,000. Non-employee directors receive a fee of $1,250 for regular meetings attended in person of the Audit, Corporate Governance, Finance, and Executive Committees, while the fee for telephonic meetings is $750. Non-employee directors receive a fee of $1,250 for Compensation Committee meetings at which executive or director compensation is being approved, whether attended in person or telephonically, and receive a fee of $750 for all other meetings, whether attended in person or telephonically. All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

      In addition, under the 2001 Directors Stock Option Plan, directors who are not employees of the Company receive an initial grant of 6,000 stock options upon first becoming a director or upon reelection or appointment to the Board of Directors following a period during which a director did not serve on the Board of Directors. Thereafter, such directors will receive an annual grant of 2,000 stock options each year at the annual meeting if continuing their service as a director or a grant of 6,000 stock options upon their reelection to the Board of Directors for at least a three-year term. Stock options granted under the 2001 Directors Stock Option Plan vest in equal installments on each of the first four anniversaries of the date of grant.

      Pursuant to the 2002 Directors Restricted Stock Plan, non-employee directors who do not beneficially own at least 7,500 shares of Company common stock must elect to receive at least 60% of their annual fees in restricted shares of Company common stock and may elect to receive up to 100% of such fees in restricted shares of Company common stock. Non-employee directors who own at least 7,500 shares of Company common stock must elect to receive at least 25% of their annual fees in restricted shares of Company common stock and may elect to receive up to 100% of such fees in restricted shares of Company common stock. The number of restricted shares of Company common stock to be granted to a non-employee director will be determined by (i) dividing (a) the U.S. dollar amount of the director’s annual fees elected to be received in the form of restricted stock by (b) the fair market value of a share of common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock.

AUDIT COMMITTEE REPORT

      The Audit Committee (the “Committee”) consists of four independent directors and operates in accordance with a written charter adopted by the Board of Directors on November 24, 2003. The Audit Committee Charter is attached to this Proxy Statement as Exhibit A.

      On behalf of the Board of Directors, the Committee oversees the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the Company’s consolidated financial statements for the fiscal year ended July 31, 2004 with management and the independent auditors. Management has the primary responsibility for preparing the Company’s consolidated financial statements and the independent auditors have the responsibility for examining the statements. During fiscal year 2004, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release.

      The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and the identification of audit risks. As part of the Committee’s oversight responsibilities of the audit process, the Committee obtained a written statement from the Company’s independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence. The Committee also discussed with the independent auditors all matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on the aforementioned reviews and discussions, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 for filing with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2005 fiscal year.

      The Committee has determined that the provision of the non-audit services described in “Tax Fees” and “All Other Fees” below is compatible with maintaining Deloitte & Touche LLP’s independence.

Charles M. Brennan, III, Chairman
Stephen C. Coley
Kristina M. Johnson
Joseph M. Schell

Principal Accounting Firm Fees

      The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit related services. At the same time, the Audit Committee pre-approves a basket, equal to 10% of the budgeted fees for the Company’s annual audit, to cover additional audit related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by our independent auditors on a case-by-case basis. These services may include audit services, audit related services, tax services and other permissible services.

      Aggregate fees billed to the Company for the fiscal years ended July 31, 2004 and July 26, 2003 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) are as follows:

	2004	2003

Audit Fees(a)	$910,500	$826,547
Audit Related Fees(b)	191,281	20,025
Tax Fees(c)	500,765	1,254,540
All Other Fees	—	—

Total	$1,602,546	$2,101,112

(a)	Consists of fees billed for professional services in connection with the audit of the annual financial statements and the review of the quarterly financial statements and reviews of periodic filings with the SEC.

(b)	Audit Related Fees include fees for advisory services surrounding the Company’s documentation of internal control policies and procedures over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002, audits of the Company’s employee benefit plans, and audit related procedures on acquisitions. The increase in fees relates primarily to services performed in connection with Section 404 of the Sarbanes-Oxley Act.

(c)	Tax Fees for tax research and tax planning services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

PROPOSAL 2

APPROVAL OF THE DYCOM INDUSTRIES, INC.

ANNUAL INCENTIVE PLAN

      At its October 12, 2004 meeting, the Board of Directors adopted the Dycom Industries, Inc. Annual Incentive Plan (the “Plan”), subject to the approval thereof by the shareholders of the Company at the Annual Meeting. A copy of the Plan is attached to this Proxy Statement as Exhibit B, and the description of the Plan herein is qualified by reference to the text of the attached Plan.

      The Board of Directors recommends that shareholders vote “FOR” the Plan.

Background

      The purposes of the Annual Incentive Plan (the “Plan”) are to provide competitive total cash compensation opportunities based on corporate and individual performance; reinforce the communication of the Company’s mission, objectives and goals; and enhance the Company’s ability to attract, retain, and motivate the highest caliber employees. The complete text of the Plan is set forth in Exhibit B to this Proxy Statement, and shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to Exhibit B.

Administration

      The Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”), which shall be comprised of at least two members of the Board of Directors who shall be ineligible to participate in the Plan. Each member of the Compensation Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has the authority to interpret the Plan and maintain administrative guidelines relating to the Plan. The determinations of the Compensation Committee are final, binding and conclusive upon all persons.

Eligibility and Participation

      Each employee who is recommended by the Chief Executive Officer to participate in the Plan and is approved by the Compensation Committee, or is included in the Plan by the Compensation Committee, is eligible to participate in the Plan for the fiscal year. It is anticipated that at the time of stockholder approval, only the Chief Executive Officer of the Company will participate in the Plan.

      To meet the requirements of Section 162(m), certain more restrictive provisions of the Plan apply only to “executive officers.” For purposes of the Plan, “executive officers” shall be those employees designated by the Compensation Committee from year to year for purposes of qualifying payouts under the Plan for exemption from Section 162(m) of the Code.

Award Determination

      Prior to each fiscal year or as soon as practicable thereafter, the Compensation Committee will establish performance goals which may be based on any combination of consolidated Company, business unit, division, and individual performance measures. Performance measures with respect to executive officers, as designated by the Compensation Committee, will be determined annually from among the following factors, or any combination of the following, as the Compensation Committee deems appropriate: (a) earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; and operating earnings before asset impairment; (b) growth in revenues, gross margin, operating cash flow, free cash flow, cash flow return on investments, market capitalization, effective tax rate, days sales outstanding (accounts receivable and work in progress), pre-tax income, pre-tax income before FAS 142 impairment charges and Plan compensation expense, net income, net income before FAS 142 impairment charges and Plan compensation expense, share price and/or earnings per share; (c) return on investment, net assets, tangible net assets, equity, tangible net worth or invested capital; (d) contract backlog, economic value added and cash value added; (e) expense management; (f) non-financial measures (including safety performance, customer satisfaction, and development and execution of strategic initiatives); or (g) objective individual performance targets. Prior to each fiscal year or as soon as practicable thereafter, the Compensation Committee will also establish, for each job classification, various levels of award payments depending upon the level of achievement of the performance measures. Final awards will be based on the level of achievement of the performance measures, the participant’s job classification and the predetermined award payout levels. Except with respect to executive officers, the Compensation Committee has the discretion to adjust performance goals and payout levels during a fiscal year. With respect to executive officers, the Compensation Committee can reduce or eliminate the amount of the final award and can exercise such other discretion as on the advice of tax counsel will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan. The maximum amount payable under the Plan to a participant for any fiscal year will be $1,500,000.

Payments

      All awards will be payable in cash as soon as practicable after the end of the fiscal year and after the Compensation Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied.

Termination of Employment

      In the event of a participant’s death, disability or retirement, the final award of such participant will be reduced to reflect participation prior to the termination only. In the event of any other kind of termination of service, the participant’s award for the fiscal year of termination will be forfeited; provided, however, that the Compensation Committee has the discretion to pay a partial award for the portion of the year that the participant was employed by the Company.

Duration of the Plan

      The Plan shall remain in effect from August 1, 2004, subject to approval by the Company’s shareholders, and continue until August 1, 2009, unless terminated earlier by the Compensation Committee.

Amendment

      The Compensation Committee may, at any time, amend any or all of the provisions of the Plan or suspend or terminate it entirely. No amendment, suspension or termination may reduce the rights of a participant under an award without the participant’s consent.

New Plan Benefits

      As discussed above, awards under the Plan will be based upon performance measures established with respect to fiscal year 2005 and to be established with respect to future fiscal years. For fiscal year 2005, the Compensation Committee has adopted the following performance measures: contract revenue, operating cash flow, net income before FAS 142 impairment charges and Plan compensation expense, pre-tax income before FAS 142 impairment charges and Plan compensation expense.

      No bonuses under the Plan have yet been earned by any employee of the Company, as the performance periods have not yet passed. Only employees of the Company are eligible to participate in the Plan. Under the regulations of the SEC, however, the Company is required to disclose the bonuses that would have been paid under the Plan to the Named Executive Officers and the employees of the Company as a group using the performance measures established under the proposed Plan for fiscal year 2005, based upon the performance of the Company in fiscal year 2004, assuming that the Committee did not exercise negative discretion.

Dollar Value
Name and Position	$

Steven E. Nielsen	$676,161
President and Chief Executive Officer
Timothy R. Estes	$0
Executive Vice President and COO
Richard L. Dunn	$0
Senior Vice President and CFO
Michael K. Miller	$0
General Counsel and Secretary
Executive Group	$676,161
Non-Executive Officer Employee Group	$0

Recommendation of the Board of Directors

      The Board of Directors recommends that shareholders vote “FOR” the approval and adoption of the Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      As of October 1, 2004, the following table sets forth certain information regarding the beneficial ownership of common stock by each person known to the Company to be the beneficial owner (as determined under the rules of the Securities and Exchange Commission (the “SEC”)) of more than five percent (5%) of such shares, each director and nominee, each Named Executive Officer, and by all directors and executive officers of the Company as a group.

	Shares Beneficially Owned(1)

Officers, Directors and Shareholders:	Number	Percent

FMR Corp.	5,988,290	12.4%
82 Devonshire Street
Boston, Massachusetts 02109
Royce & Associates, LLC	3,123,800	6.5%
1414 Avenue of the Americas
New York, New York 10019
Systematic Financial Management, L.P.	2,431,940	5.0%
300 Frank W. Burr Boulevard
Glenpoint East, 7th Floor
Teaneck, New Jersey 07666
Charles M. Brennan, III	10,885	*
Stephen C. Coley	2,127	*
Kristina M. Johnson	9,185	*
Joseph M. Schell	38,222	*
Tony G. Werner	18,336	*
Steven E. Nielsen	678,500	1.4%
Timothy R. Estes	147,607	*
Richard L. Dunn	65,500	*
Michael K. Miller	4,375	*
All directors and executive officers as a group of 9 persons	974,737	2.0%

*	Less than 1%.

(1)	Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Mr. Brennan — 4,000, Mr. Coley — 1,500, Ms. Johnson — 8,000, Mr. Schell — 6,000, Mr. Werner — 17,000, Mr. Nielsen — 429,500, Mr. Estes — 117,937, Mr. Dunn — 65,500, Mr. Miller — 4,375 and all directors and executive officers as a group — 653,812, all of which options are exercisable within 60 days of October 1, 2004.

MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

      The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered during each of the last three fiscal years by the Company’s Chief Executive Officer and our other executive officers whose compensation exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term
		Annual Compensation			Compensation Awards

				Other		Securities
	Fiscal			Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Stock($)(1)	Options(#)	Compensation(2)

Steven E. Nielsen	2004	$560,096	$549,000	$2,492	$2,801,000	68,000	$3,563
President and CEO	2003	$500,000	$333,333	$7,200		75,000	$$3,502
	2002	$500,000	$—	$7,200		75,000	$4,279

Timothy R. Estes	2004	$407,692	$400,000	—		50,000	$4,941
Executive Vice President and	2003	$375,000	$250,000	$—		50,000	$4,866
COO	2002	$338,942	$—	$—		70,000	$4,669

Richard L. Dunn	2004	$254,808	$100,000	—		20,000	$4,587
Senior Vice President and	2003	$220,375	$88,000	$—		15,000	$4,177
CFO	2002	$220,375	$—	$—		10,000	$4,302

Michael K. Miller(3)	2004	$152,885	$60,000	—		7,500	$1,839
General Counsel and	2003	$51,154	$21,000	$—		10,000	$353
Corporate Secretary

(1)	The restricted stock award of 105,000 shares vests at the rate of 25% on December 31 of each of 2004, 2005, 2006 and 2007 and will be fully vested and immediately exercisable in the event Mr. Nielsen’s employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The number of shares and value of the restricted stock on July 31, 2004 were 105,000 shares and $2,828,700, respectively. The terms of the restricted stock award entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to the restricted stock.

(2)	All other compensation for fiscal year 2004 consists of: (i) Company contributions to the Dycom retirement savings plan (Mr. Nielsen — $1,576; Mr. Estes — $3,075; Mr. Dunn — $3,029; Mr. Miller — $779); and (ii) Company paid premiums for group term life insurance and long-term disability (Mr. Nielsen — $1,987; Mr. Estes — $1,866; Mr. Dunn — $1,558; Mr. Miller — $1,060).

(3)	Mr. Miller began his employment with the Company on March 17, 2003.

OPTION GRANTS IN FISCAL YEAR ENDED JULY 31, 2004

      The following table sets forth additional information concerning the options granted to the Named Executive Officers of the Company during fiscal year 2004 under the Company’s 1998 Incentive Stock Option Plan (“1998 Option Plan”) and 2003 Long-Term Incentive Plan (“2003 LTIP”).

	Individual Grants

		% of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation For
	Underlying	Employees	Exercise		Option Term
	Options	in Fiscal	Price(1)	Expiration
Name	Granted(#)	Year	($/Share)	Date	5%	10%

Steven E. Nielsen	68,000 (2)	7.8%	$25.18	11/25/13	$1,076,819	$2,728,870
President and CEO

Timothy R. Estes	50,000 (2)	5.7%	$25.07	11/24/13	$788,319	$1,997,756
Executive Vice President and COO

Richard L. Dunn	20,000 (2)	2.3%	$25.07	11/24/13	$315,328	$799,102
Senior Vice President and CFO

Michael K. Miller	7,500 (2)	0.9%	$25.07	11/24/13	$118,248	$299,663
General Counsel and Corporate Secretary

(1)	The exercise price is the closing price of the Company’s common stock as reported on the NYSE Composite Transactions Tape on the date of grant.

(2)	All of the reported options vest over a four-year period in 25 percent annual increments beginning on the first anniversary of the date of grant and have a term of ten years. Mr. Nielsen’s options were granted on November 25, 2003 under the 2003 LTIP and will be fully vested and immediately exercisable in the event Mr. Nielsen’s employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The remainder of the reported options were granted on November 24, 2003 under the 1998 Option Plan and will be fully vested and immediately exercisable upon a “change of control.”

AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END VALUE TABLE

      The following table sets forth additional information with respect to the Named Executive Officers of the Company concerning the exercise of options during fiscal year 2004 and unexercised options held as of July 31, 2004.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at July 31,
			Options at July 31, 2004(#)		2004($)(1)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven E. Nielsen	—	—	356,250	180,500	$756,677	$1,329,055
President and CEO

Timothy R. Estes	24,426	$322,202	68,562	129,375	$318,357	$1,029,000
Executive Vice President and COO

Richard L. Dunn	—	—	52,250	38,250	$112,125	$247,775
Senior Vice President and CFO

Michael K. Miller	—	—	2,500	15,000	$41,225	$137,700
General Counsel and Corporate Secretary

(1)	The closing market value of the Company’s common stock on July 31, 2004, as reported on the NYSE Composite Transactions Tape, was $26.94.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about common stock of the Company that may be issued under the Company’s existing equity compensation plans as of July 31, 2004, including the 1991 Stock Option Plan, the 1998 Option Plan, the 2001 Directors Stock Option Plan, the 2002 Directors Restricted Stock Plan and the 2003 LTIP, all of which were approved by the Company’s shareholders. No further options will be granted under the 1991 Stock Option Plan or the 1998 Option Plan.

      In addition to common stock of the Company issuable under the equity compensation plans referenced above, the following table also gives information about common stock of the Company that may be issued upon the exercise of certain stock options that were granted to the Company’s non-employee directors pursuant to a stock option granting arrangement approved by the Board of Directors on January 10, 1994 (the “1994 Directors Stock Option Arrangement”) but never approved by the Company’s shareholders. This arrangement involved a one-time grant of options to purchase 12,000 shares of the Company’s common stock to each of the Company’s then and future non-employee directors at an exercise price equal to the closing stock price on the date of grant. After adjustment for two 3 for 2 stock splits the aggregate number of shares underlying the options granted pursuant to this arrangement was 135,000. The options granted under this arrangement vested over a three-year period. The 1994 Directors Stock Option Arrangement has been terminated and no further options will be granted under this arrangement.

			(c)
			Number of securities remaining
	(a)	(b)	available for future issuance
	Number of securities to be issued	Weighted-average exercise price	under equity compensation plans
	upon exercise of outstanding	of outstanding options, warrants	(excluding securities reflected in
Plan category	options, warrants and rights	and rights	column (a))

Equity compensation plans approved by security holders	3,248,480	$26.49	2,496,432
Equity compensation plans not approved by security holders(1)	12,000	$37.1875	None

Total	3,260,480	$26.5294	2,496,432

(1)	Reflects shares issuable upon the exercise of options granted to the Company’s non-employee directors pursuant to the 1994 Directors Stock Option Arrangement.

EMPLOYMENT AGREEMENTS

Nielsen Employment Agreement

      Effective as of November 25, 2003, the Company entered into an amended and restated employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Pursuant to the Nielsen Employment Agreement, Mr. Nielsen continues to serve as President and Chief Executive Officer of the Company. The Nielsen Employment Agreement provides for a term of employment that began on November 25, 2003 and continues until May 15, 2008. Under the terms of the Nielsen Employment Agreement, Mr. Nielsen is provided with the following compensation: (i) an annual base salary of $575,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors and with a target of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; (iv) a grant of 105,000 restricted shares of the Company’s common stock; and (v) a grant of 68,000 stock options to purchase the Company’s common stock.

      Upon the Company’s termination of Mr. Nielsen’s employment without “cause” or upon Mr. Nielsen’s resignation for “good reason” during the employment term, Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such termination or resignation and, in the event that such termination or resignation occurs (or Mr. Nielsen dies or becomes disabled) on or before December 31, 2004, 30,000 of his restricted shares of Company common stock will fully and immediately vest upon the occurrence of such event. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 18-month period following termination or resignation. In the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms to Mr. Nielsen, Mr. Nielsen will be entitled to a cash severance payment equal to his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such non-renewal of the agreement. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 12-month period following such non-renewal of the agreement. In addition, Mr. Nielsen and his dependents will continue to participate in the Company’s health and welfare plans during any severance payment period. If Mr. Nielsen resigns without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance pay.

      If during the 13-month period immediately following a “change of control” Mr. Nielsen’s employment is terminated without cause or Mr. Nielsen resigns for good reason, all outstanding and unvested stock options and shares of restricted stock granted by the Company to Mr. Nielsen on or after November 25, 2003 will fully and immediately vest. The agreement further provides that all outstanding and unvested stock options granted by the Company to Mr. Nielsen under the 1998 Option Plan will fully and immediately vest upon the occurrence of a change of control. Also, any portion of a cash severance payment which remains unpaid at the time of a change of control will be paid in a lump sum within five (5) days of the occurrence of such event. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Code the Company will pay Mr. Nielsen a gross-up payment such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Nielsen is subject to noncompete and nondisclosure of proprietary information covenants under the agreement.

Estes Employment Agreement

      Effective as of November 19, 2001, the Company entered into an employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes serves as Executive Vice President and Chief Operating Officer of the Company. The employment agreement between Mr. Estes and the Company provides for a term of employment that began on November 19, 2001 and continues until November 19, 2004. Under the terms of the employment agreement, Mr. Estes is provided with the following: (i) a minimum annual base salary of $375,000; (ii) an annual bonus, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 LTIP. Upon the Company’s termination of Mr. Estes’s employment without “cause,” Mr. Estes will be entitled to the payment of his annual base salary then in effect for a period of twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Estes remained in the active service of the Company. In addition, the Company will provide Mr. Estes and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Estes resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Furthermore, Mr. Estes is subject to noncompete and nondisclosure of proprietary information covenants.

Dunn Employment Agreement

      The Company entered into an employment agreement with Richard L. Dunn, effective as of January 28, 2000 and amended as of January 28, 2003 (the “Dunn Employment Agreement”). Pursuant to the Dunn Employment Agreement, Mr. Dunn serves as Senior Vice President and Chief Financial Officer of the Company. The employment agreement between Mr. Dunn and the Company provides for a term of employment that began on January 28, 2000 and continues until January 28, 2004, provided, however, that the term of employment is automatically extended for additional one-year periods unless written notice of either party’s notice of non-renewal has been given to the other party at least 60 days prior to the expiration of the then effective term. Under the terms of the employment agreement, Mr. Dunn is provided with the following: (i) a minimum annual base salary of $215,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 LTIP. Upon the Company’s termination of Mr. Dunn’s employment without “cause,” Mr. Dunn will be entitled to the payment of his annual base salary then in effect for a period of twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Dunn remained in the active service of the Company. In addition, the Company will provide Mr. Dunn and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Dunn resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Furthermore, Mr. Dunn is subject to noncompete and nondisclosure of proprietary information covenants.

Miller Employment Agreement

      Effective as of March 17, 2003, the Company entered into an employment agreement with Michael K. Miller, (the “Miller Employment Agreement”). Pursuant to the Miller Employment Agreement, Mr. Miller

serves as General Counsel of the Company. The employment agreement between Mr. Miller and the Company provides for a term of employment that began on March 17, 2003 and continues until March 17, 2005. Under the terms of the employment agreement, Mr. Miller is provided with the following: (i) a minimum annual base salary of $150,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 LTIP. Upon the Company’s termination of Mr. Miller’s employment without “cause,” Mr. Miller will be entitled to the payment of his annual base salary then in effect for a period of twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Miller remained in the active service of the Company. In addition, the Company will provide Mr. Miller and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Miller resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Furthermore, Mr. Miller is subject to noncompete and nondisclosure of proprietary information covenants.

REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board of Directors administers the compensation of the Company’s senior officers. The Committee is a standing committee of the Board of Directors and is composed of outside directors within the meaning of Section 162(m) of the Code. The Committee’s recommendations are subject to approval by the full Board of Directors. The following report is submitted by the Committee regarding compensation paid during fiscal year 2004.

Compensation Policy

      The compensation program of the Company is designed to (1) allow the Company to attract, motivate and retain the highest quality executives, (2) align their financial interests with those of the Company’s shareholders and (3) reward behaviors that enhance shareholder return. The program is intended to place a substantial amount of executive compensation “at risk” based on the performance of the Company, its subsidiaries and the executive.

      Each year the Committee reviews recommendations for the base salary, annual incentive bonus awards and equity-based compensation for each of the Company’s senior officers. The recommended levels of compensation are submitted by the Chief Executive Officer and reflect the competitive pay practices of other companies, job responsibility and the need to attract, retain and reward executive talent. The Committee then assesses the performance of the Company and each respective senior officer to set actual compensation relative to the recommendations. During fiscal year 2004, the Committee consulted with Mercer Human Resource Consulting (the “Compensation Consultants”) to determine the extent to which the Company’s executive compensation levels were competitive with those of its peers.

Executive Officer Compensation Guidelines

Base Salary Adjustments

      On an annual basis the Committee reviews salary recommendations for the Company’s senior officers. The recommendations are submitted by the Chief Executive Officer and based on the individual’s performance and general market conditions. Salary levels are intended to recognize the challenge of different positions taking into consideration the type of activity of the position, the responsibility associated with the job and the relative size of the operation.

Annual Incentive Bonus Awards

      In addition to paying a base salary, the Company in recent years has provided for cash incentive compensation as a component of overall compensation. Incentive compensation as a component of overall compensation is tied to individual performance and the Company’s financial performance, usually with a heavy emphasis on the profitability of the Company. In fiscal year 2004, the maximum incentive compensation pool was established by formula based upon the Company’s consolidated financial performance. The fiscal year 2004 key financial performance measures were total revenue and income before income taxes. Individual incentive awards are recommended by the Chief Executive Officer for consideration and approval by the Committee.

Equity-Based Compensation

      The Committee’s policy is that a portion of each senior officer’s compensation should be “at risk” based on the performance of the Company, its subsidiaries and the respective officer so as to align the financial interests of the Company’s senior officers with those of the Company’s shareholders. The Committee believes that providing senior officers with an opportunity to acquire a financial interest in the Company’s performance (through grants of stock options and other equity-based compensation) will incent and reward senior officers for job performance which enhances shareholder returns. The Company grants incentive stock options with an exercise price per share which is equal to the fair market value per share on the date of grant so that the employee is rewarded only to the extent that the Company’s share price increases following the date of grant. Subject to employment requirements, the options become fully exercisable in equal installments over a period of four years after the date of grant.

Other Considerations with Respect to the Chief Executive Officer’s Compensation

      The annual total compensation for the Company’s Chief Executive Officer and President is set by the Compensation Committee with the goal of providing him with a competitive base salary amount and an annual cash incentive award which is consistent with individual and Company performance. The base salary amount is set forth in the Nielsen Employment Agreement and is based upon a comparison with other peer group companies with which the Company competes for executive talent pursuant to information provided to the Compensation Committee by the Compensation Consultants. The annual incentive award is discretionary and based upon a combination of the Company’s overall financial performance and Mr. Nielsen’s individual performance.

      In accordance with the criteria outlined above and in connection with the negotiation of the Nielsen Employment Agreement, the Compensation Committee increased Mr. Nielsen’s base salary from the $500,000 per annum level which had been in effect since July 30, 2000 to $575,000 per annum, effective as of November 25, 2003. The Compensation Committee also approved the payment to Mr. Nielsen of an annual cash incentive award for the 2004 fiscal year in the amount of $549,000 based on the performance criteria outlined above.

Compensation Deductibility Policy

      To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Compensation Committee intends to comply with Section 162(m) of the Code (and any regulations promulgated thereunder) to maximize the deductibility of compensation in excess of $1 million per taxable year to any of the executive officers. If compliance with the Section 162(m) rules conflicts with the compensation philosophy or is determined not to be in the best interests of shareholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.

Tony G. Werner, Chair
Kristina M. Johnson
Stephen C. Coley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There were no compensation committee interlocks during fiscal year 2004 between any of the members of the Compensation Committee and any other entity.

PERFORMANCE PRESENTATION

      Set forth below is a graph which compares the cumulative total returns for the Company’s common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company’s common stock and each of the respective peer group indices noted on July 31, 1999. This graph is not intended to predict the Company’s forecast of future financial performance.

      For comparing total returns on the Company’s common stock, a peer group consisting of MasTec, Inc. and Quanta Services, Inc. has been used. Quanta Services, Inc. has been added to this year’s peer group (the “New Peer Group”) to provide for more meaningful comparisons. For prior fiscal years, the Company used a peer group consisting of MasTec, Inc. (the “Old Peer Group”).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DYCOM INDUSTRIES, INC., THE S & P 500 INDEX,
AN OLD PEER GROUP AND A NEW PEER GROUP

	7/99	7/00	7/01	7/02	7/03	7/04

Dycom Industries, Inc.	100.00	134.29	68.76	30.31	53.43	84.62
S & P 500	100.00	108.98	93.36	71.30	78.89	89.28
Old Peer Group	100.00	136.61	65.33	25.19	43.09	58.93
New Peer Group	100.00	158.74	80.00	19.46	39.61	45.15

*	$100 invested on 7/31/99 in stock or indexing-including reinvestment of dividends. Fiscal year ending July 31.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Certain officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based on the Company’s review of such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2004, except that Mr. Nielsen, the President and Chief Executive Officer of the Company, was late in reporting one transaction involving the issuance of restricted stock on Form 4.

INDEPENDENT AUDITORS

      The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as the Company’s independent auditors for the next fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.

PROPOSALS FOR YEAR 2005

ANNUAL MEETING OF SHAREHOLDERS

      Proposals by shareholders intended to be presented at the Year 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than July 6, 2005 to be considered for inclusion in the Company’s proxy materials for that meeting.

      In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s By-Laws. In general, written notice must be received by the Secretary of the Company not less than sixty (60) days or more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company’s books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company’s By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410.

EXPENSES OF SOLICITATION

      The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

OTHER MATTERS

      The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael K. Miller
Secretary

November 3, 2004

EXHIBIT A

DYCOM INDUSTRIES, INC.

AUDIT COMMITTEE CHARTER

      The Board of Directors of Dycom Industries, Inc. (the “Company”) has adopted and approved a Charter for its Audit Committee (the “Committee”), which is hereby set forth below:

Role and Independence

      The Committee is established by the Board of Directors primarily for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

      The Committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of the Company’s financial statements and related disclosure, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

      The Committee shall consist of at least three directors. The members of the Committee shall be appointed annually by the Board upon the recommendation of the Corporate Governance Committee. Each member of the Committee shall meet all applicable independence, financial literacy and other requirements of law and the New York Stock Exchange. At least one member of the Committee must meet the applicable Securities and Exchange Commission definition of financial expert. The Board of Directors shall appoint one member of the Committee as Chair. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board upon the recommendation of the Corporate Governance Committee.

Meetings

      The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least four times per year. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any such meeting. The Committee shall meet periodically alone with management, the general counsel and the director of internal audit. The Committee shall also meet alone with the independent auditor quarterly, in conjunction with the review and reporting of the Company’s quarterly results and at such other times that the Committee deems appropriate.

      The Chair of the Committee shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

      The Committee shall report regularly to the entire Board and shall submit to the Board the minutes of its meetings. The Committee shall conduct an annual performance self-evaluation and shall report to the entire Board the results of the self-evaluation. The Committee shall review the Charter on an annual basis and recommend proposed changes, if any, to the Board.

Authority and Duties

Independent Auditor’s Qualifications and Independence

1.	The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company to audit its financial statements.

2.	The Committee shall have the sole authority to pre-approve any non-audit services to be provided by the independent auditor. The Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services procured by the independent auditor.

3.	The Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and in order to assess the independent auditor’s independence, all relationships between the independent auditor and the Company. The Committee shall assure the regular rotation of the lead audit partner.

4.	The Committee shall review the experience and qualifications of the senior members of the independent auditor team. Dycom’s Management will conduct a review of the performance of the senior members of the independent auditor team annually and report the results of that review to the Committee.

5.	The Committee shall pre-approve the hiring of any employee or former employee of the independent auditor who was a member of the Company’s audit team during the preceding three financial years. In addition, the Committee shall pre-approve the hiring of any employee or former employee of the independent auditor who has worked in any capacity for the independent auditor within the preceding two financial years for any senior position within the Company.

Financial Statements and Related Disclosure

6.	The Committee shall review the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s reports with the Securities and Exchange Commission.

7.	The Committee or, upon delegation of this task to the Chair or the Chair’s designee, shall review with management earnings press releases before they are issued. The Committee shall review generally with management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

8.	The Committee shall review with the independent auditor: (a) all critical accounting policies and practices to be used by the Company in preparing its financial statements, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. In addition, the Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

9.	The Committee shall review with management and any outside professionals that the Committee considers appropriate, the effectiveness of the Company’s disclosure controls and procedures.

10.	The Committee shall review with management, the independent auditor team and any other outside experts that the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

11.	The Committee shall annually review the performance of the independent auditor, and, if in the Committee’s opinion it is warranted, recommend to the entire Board that the independent auditor’s lead audit partner or the independent auditor be changed.

Performance of the Internal Audit Function and Independent Auditors

12.	The Committee shall review with management, the director of internal auditor and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The Committee shall also review the internal audit function’s organization, responsibilities, plans, results, budget and staffing. In addition, management shall consult with the Committee on the appointment, replacement, reassignment or dismissal of the director of internal auditor.

13.	The Committee shall review with management, the director of internal auditor and the independent auditor the quality, adequacy and effectiveness of the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

14.	The Committee shall review the Company’s policies with respect to risk assessment and risk management with the director of internal audit.

Compliance with Legal and Regulatory Requirements

15.	The Committee shall review with management and any internal or external counsel that the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies.

16.	The Committee shall review with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities. The Committee shall also review the legal and regulatory compliance function’s organization, responsibilities, plans, results, budget and staffing.

17.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

18.	The Committee shall discuss with the Company’s general counsel and director of internal audit the Company’s compliance with legal and regulatory requirements, and any material reports received from regulators or governmental agencies.

      The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee, as it deems appropriate. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel. The Committee may retain counsel, auditors or other advisors, in its sole discretion.

Clarification of Audit Committee’s Role

      The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

EXHIBIT B

DYCOM INDUSTRIES, INC. ANNUAL INCENTIVE PLAN

Section 1. Establishment and Purpose

      1.1 Establishment of the Plan. Dycom Industries, Inc., a Florida corporation, hereby establishes an annual incentive compensation plan to be known as the Dycom Industries, Inc. Annual Incentive Plan. The Plan permits the awarding of annual cash bonuses to Employees of the Company, based on the achievement of performance goals that are pre-established by the board of directors.

      Upon approval by the Board of Directors, subject to approval by the shareholders of the Company at the 2004 annual general meeting of shareholders, the Plan shall become effective as of August 1, 2004 and continue until August 1, 2009, unless terminated earlier as set forth in Section 10.

      1.2 Purpose. The purposes of the Plan are to (i) provide competitive total cash compensation opportunities based on corporate and individual performance, (ii) reinforce the communication of the Company’s mission, objectives and goals, and (iii) enhance the Company’s ability to attract, retain, and motivate the highest caliber employees.

      The purposes of the Plan shall be carried out by the payment to Participants of annual incentive cash awards, subject to the terms and conditions of the Plan. The Plan also is intended to secure the full deductibility of incentive awards payable to the Executive Officers. All compensation payable under this Plan to Executive Officers is intended to be deductible by the Company under Section 162(m) of the Code.

Section 2. Definitions

      As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.

“Base Salary” shall mean the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to any deferred compensation plans sponsored or maintained by the Company; provided, however, that Base Salary shall not include awards under this Plan, any bonuses, the Company matching contribution under any plan providing such, overtime, relocation allowances, severance payments or any other special awards as determined by the Committee.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, provided that the committee shall consist of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

“Company” means Dycom Industries, Inc., a Florida corporation (including any and all subsidiaries), and any successor thereto.

“Disability” means a medically determinable physical or mental disability or impairment rendering a Participant unable to perform his employment duties for an aggregate of 180 working days during any 12-month period. All questions arising under this Plan with respect to a Participant’s disability or incapacity shall be determined by a reputable physician mutually selected by the Company and such Participant at the time such question arises. If the Company and the Participant cannot agree upon the selection of a physician within a period of seven days after such question arises, then the chief of staff of Good Samaritan Hospital, West Palm Beach, Florida shall be asked to select a physician to make such determination. The determination of the physician selected shall be conclusively binding upon all interested parties.

“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

“Employee” means an employee of the Company who is recommended by the Chief Executive Officer of the Company, and is approved by the Committee for participation in the Plan, or is included in the Plan by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officers” shall mean an executive officer as set forth in Section 162(m) of the Code or any other executive officer designated by the Committee for purposes of exempting distributions under the Plan from Section 162(m)(3) of the Code.

“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of such Plan Year.

“Financial” shall mean the corporate financial performance of the Company and its subsidiaries.

“Non-financial” shall mean the non-financial performance of a specified segment of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, organizational unit, division or other such segmentation.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“Plan” means the Dycom Industries, Inc. Annual Incentive Plan, as amended from time to time.

“Plan Year” means the Company’s fiscal year, commencing on the day immediately following the last Saturday of each July and ending on the last Saturday of the following July. For the 2005 Plan Year, the Plan Year commences on August 1, 2004 and ends on July 30, 2005.

“Retirement” means a Participant’s termination of employment pursuant to the Company’s retirement policy.

“Target Incentive Award” means the award to be paid to a Participant when performance measures are achieved, as established by the Committee.

Section 3. Administration

      The Plan shall be administered by the Committee. Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

      The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company. Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of or on behalf of the Committee shall not be liable for any determination or anything done or omitted to be done in good faith by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the By-Laws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

      Subject to the limitations set forth in the Plan, the Committee shall: (i) select from the Employees of the Company, those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Section 4. Eligibility and Participation

      4.1 Eligibility. Each Employee (as defined in Section 2 herein) who is recommended by the Chief Executive Officer of the Company to participate in the Plan, and who is approved by the Committee, or is included in the Plan by the Committee, shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

      4.2 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year, as soon as practicable.

      4.3 Partial Plan Year Participation. Except as provided in Section 9, in the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the Base Salary earned as an eligible Employee, providing that the Employee has participated in the Plan for at least three months.

      4.4 No Right to Participate. No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, despite having participated in the Plan during a prior Plan Year.

Section 5. Award Determination

      5.1 Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before 25% of the relevant performance period has elapsed.

      Except as provided in Section 9, the performance goals may include, without limitation, any combination of Financial, Non-financial and individual performance goals. Performance measures and their relative weight may vary by job classification. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the pre-established performance goals at the end of the Plan Year will determine the amount of the Final Award. Except as provided in Section 9, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

      The Committee also may establish one or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

      The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

      5.2 Award Opportunities. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in Section 9, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

      5.3 Adjustment of Performance Goals. Except as provided in Section 9, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. In addition, performance goals and Award Opportunities will be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals or Award Opportunities are established. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.

      5.4 Final Award Determinations. At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 9, each individual award shall be based upon (i) the Participant’s Target Incentive Award percentage, multiplied by his Base Salary, (ii) the satisfaction of Financial, Non-financial and individual performance, and (iii) the satisfaction of individual performance (if applicable). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established Financial, Non-financial, and individual performance goals.

      5.5 Limitations. The amount payable to a Participant for any Plan Year shall not exceed $1,500,000.

Section 6. Payment of Final Awards

      6.1 Form and Timing of Payment. As soon as practicable after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s incentive award for the relevant period. Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single cash payment, as soon as practicable after the end of each Plan Year, after the Committee, in its sole discretion, has certified in writing that the specified performance goals were achieved.

      6.2 Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant.

      6.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Section 7. Termination of Employment

      7.1 Termination of Employment Due to Death, Disability or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such termination only. The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines in its sole discretion that the requirements of Disability have been satisfied.

      The Final Award thus determined shall be payable as soon as practicable following the end of the Plan Year in which such termination occurs, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

      7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated for any reason other than death, Disability or Retirement (as determined by the Committee in its sole discretion), all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

Section 8. Rights of Participants

      8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

      8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Section 9. Executive Officers

      9.1 Applicability. The provisions of this Section 9 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control.

      9.2 No Partial Plan Year Participation. An Executive Officer who becomes eligible after the beginning of a Plan Year may not participate in the Plan for such Plan Year but may participate in the Plan for the succeeding Plan Year.

      9.3 Award Determination. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year. Performance goals to be used shall be chosen from among any combination of the Financial and Non-financial performance goals set forth in Schedule A and such individual performance goals as established by the Committee. The Committee may select one or more of the performance goals specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

      At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his Base Salary, and (ii) Financial, Non-financial and individual performance (if applicable).

      Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Financial, Non-financial and individual performance goals.

      9.4 Non-adjustment of Performance Goals. Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Non-financial segment (if applicable) does not achieve at least minimum performance goals.

      9.5 Discretionary Adjustments. The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

      9.6 Possible Modification. If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Section 2, 4.3, 5.1, 5.2, 5.3 or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 9, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 9.

Section 10. Amendment and Modification

      The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she has already earned and is otherwise entitled.

Section 11. Miscellaneous

      11.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Florida.

      11.2 Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local income and employment taxes required by law to be withheld with respect to such payments.

      11.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

      11.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      11.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

      11.6 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

SCHEDULE A

Financial Performance Measures

Earnings before interest, taxes, depreciation, and amortization	Cash value added

Return on investment	Economic value added

Return on net assets	Earnings before interest and taxes

Return on invested capital	Revenue growth

Return on equity	Days sales outstanding — accounts receivable

Contract backlog	Net income

Cash-flow return on investments	Pre tax income

Operating earnings before asset impairment	Pre tax income before FAS 142 impairment charges and Plan compensation expense

Days sales outstanding — accounts receivable and work in progress	Return on tangible net worth

Net income before FAS 142 impairment charges and Plan compensation expense	Effective tax rate

Pre tax income	Free cash flow

Gross Margin	Share price

Return on tangible net assets	Earnings per share

Operating cash flow	Expense Management

Market capitalization

Non-Financial Performance Measures

Customer satisfaction

Safety performance

Development and execution of strategic initiatives

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DYCOM INDUSTRIES, INC.

Wachovia Center, Suite 500
4440 PGA Boulevard, Palm Beach Gardens, Florida 33410-6542
PROXY FOR THE 2004
ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 23, 2004

     This Proxy is solicited on behalf of the Board of Directors of Dycom Industries, Inc. (the “Company”). The undersigned hereby appoints Steven Nielsen and Richard L. Dunn, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on October 1, 2004 at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company scheduled to be held on November 23, 2004, and at any adjournments thereof.

     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominees named hereon and “FOR” the approval of the Company’s Annual Incentive Plan. The shares will be voted at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

1.	The election of two nominees for director as set forth in the Proxy Statement accompanying the Notice of Annual Meeting of Shareholders and listed below. The Board of Directors recommends a vote FOR the election of the nominees listed below.

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

Charles M. Brennan, III	Joseph M. Schell

     To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and list the name here:

(continued on reverse side)

■  FOLD AND DETACH HERE ■

2.	The approval of the Company’s Annual Incentive Plan. The Board of Directors recommends a vote FOR the Company’s Annual Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

Dated:	, 2004

Signature

Signature (if held jointly)

Please date and sign as your name appears hereon, and return in the enclosed envelope. If acting as attorney, executor, administrator, trustee, or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If the shares are held jointly, each shareholder named is required to sign.

PLEASE VOTE, SIGN, AND RETURN.